Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As an independent registered public accounting firm, we hereby consent to the use, in this Amendment No. 2 to the Registration Statement on Form S-1, of our report dated March 6, 2006, except for Note P, as to which the date is March 25, 2006 and Note A (Organization), as to which the date is March 31, 2006, relating to the financial statements of Global Employment Solutions, Inc. and Subsidiaries as of January 1, 2006 and January 2, 2005 and for the years ended January 1, 2006, January 2, 2005 and December 28, 2003. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/s/ MAYER HOFFMAN MCCANN P.C.
Mayer Hoffman McCann P.C.
Certified Public Accountants

Denver, Colorado
July 7, 2006